CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 22, 2017 with respect to the financial statements and financial highlights of ACAP Strategic Fund for the year ended September 30, 2017 which are contained in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the caption “Financial Highlights” in the Prospectus and the captions “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York
January 12, 2018